Exhibit 99.14

Chronic Lymphocytic Leukemia Oral Presentation
Title: Global inhibition of Bruton’s Tyrosine Kinase (Btk) Delays the Development and Expansion of Chronic Lymphocytic Leukemia (CLL) in the TCL1 Mouse Model of Disease
Session: 641. CLL - Biology and Pathophysiology, excluding Therapy: BCR and clone dynamics in mice and men
Date/Time: Sunday, December 9, 2012   Presentation Time:  5:00 PM
Location: Georgia World Congress Center, B211-B212
Presenter: Jennifer Woyach

Jennifer A. Woyach, MD1, Matthew R Stefanovski, B.S.1*, Virginia Goettl1*, Amy S. Ruppert, MAS1*, Kelly A Smucker1*, Lisa L. Smith1*, Jason A Dubovsky, Ph.D1, William H. Towns1*, Jessica MacMurray1*, Melanie E. Davis1*, Yicheng Mao1*, Betty Y. Chang, PhD2*, Joseph J. Buggy, PhD3*, John C. Byrd, MD1 and Amy J Johnson, PhD1
1The Ohio State University Comprehensive Cancer Center, Columbus, OH
2Research, Pharmacyclics, Sunnyvale, CA
3Pharmacyclics, Inc., Sunnyvale, CA

ABSTRACT:
CLL is a common leukemia which demonstrates variable reactivity of the B cell receptor (BCR) to antigen ligation, but constitutive activation of this pathway. Bruton’s Tyrosine Kinase (BTK) is a member of this pathway which shows transcriptional upregulation and constitutive activity in CLL. Ongoing trials of ibrutinib, an orally bioavailable inhibitor of BTK, have shown outstanding preliminary activity in CLL. However results with other known reversible and more selective irreversible BTK inhibitors have had variable results. As ibrutinib potentially has other targets in addition to BTK, this raises the question of whether BTK is an important target in CLL. To answer this question and determine the role of BTK in the development and expansion of CLL, we have used Eμ-TCL1 (TCL1) transgenic mouse model of CLL, where the TCL1 oncogene is under the control of the VH promoter-IgH-Eμ enhancer and adult transgenic mice spontaneously develop CLL.
To determine whether BTK is an important target in CLL as opposed to an alternative target of ibrutinib, we crossed the B6/TCL1 mouse with the XID mouse, which harbors a mutation in the PH domain of BTK, rendering it kinase-inactive. In B-cells derived from these mice we observed continued TCL1 expression and diminished BCR signaling with BCR ligation. XID/TCL1 mice (n=65) had a significantly prolonged overall survival (OS) compared to those with wild-type (WT) BTK (n=79) (Median not reached versus (vs) 13.4 months respectively, p<0.0001), and at similar timepoints, XID/TCL1 mice were less likely to be leukemic as measured by CD5/CD19+ B-cells in blood than a WT TCL1 cohort. This study confirms both that kinase functional Btk is critical for leukemia development in this model, and that BTK is an important target of ibrutinib. Next, we wanted to determine whether ibrutinib was effective in this mouse model, and whether ibrutinib could inhibit CLL development similar to genetic manipulation of BTK. To evaluate the efficacy of ibrutinib, we transplanted leukemic TCL1 spleen lymphocytes into CB17/SCID mice, and at the time of leukemia diagnosis by flow cytometry, treated mice with vehicle or ibrutinib administered continuously via drinking water giving an approximate daily dose of 25 mg/kg. Mice treated with ibrutinib had significantly prolonged OS from the time of leukemia diagnosis compared to vehicle treated mice (46 days versus 24 days respectively, p=0.003), confirming that ibrutinib inhibits the expansion phase of CLL in this model. To evaluate the effects of ibrutinib on the development of CLL, we treated B6/TCL1 (n=24) and C3H/B6/TCL1 (n=24) mice from the time of weaning with continuous vehicle or ibrutinib administered via drinking water. We found that mice treated with ibrutinib had a significantly prolonged time to leukemia development compared to vehicle (p<0.0001 for B6/TCL1 mice and p=0.001 for C3H/B6/TCL1 mice), and that OS as well favors ibrutinib-treated mice (p=0.016). Because ibrutinib inhibits Btk in the tumor microenvironment as well as the tumor cells, we set to determine whether global BTK inhibition was necessary to inhibit leukemia development, or whether inhibition in the tumor cells or the microenvironment alone was sufficient. As ibrutinib is an irreversible inhibitor of BTK, to evaluate BTK inhibition in tumor cells alone, we treated TCL1 spleen lymphocytes with vehicle, 1uM ibrutinib, or 1uM fludarabine for 1 hour in vitro prior to engraftment into CB17/SCID mice (n=124 total). The three conditions were not significantly different in terms of leukemia free or overall survival (p=0.26, p=0.98 respectively), suggesting that inhibition of BTK in the CLL cell alone is not sufficient to prevent tumor engraftment following transplant. To determine whether inhibition of BTK in the microenvironment alone was sufficient to inhibit leukemia development, we transplanted leukemic B6/TCL1 lymphocytes into B6 or XID mice (n=46 per group). There was no difference in the time to development of leukemia between B6 mice and XID mice, demonstrating that BTK inhibition in the tumor microenvironment alone is not sufficient to inhibit leukemia development.
In conclusion, our data show that active BTK is critical for the development and expansion of CLL in the TCL1 mouse model of CLL. Continuous global inhibition of this kinase through mutation or pharmacologic inhibition delays the development of CLL, confirming that BTK is an important target for drug development.

Disclosures: Chang: Pharmacyclics, Inc.: Employment. Buggy: Pharmacyclics: Employment, Equity Ownership. Byrd: Pharmacyclics: Research Funding